SELLING AGREEMENT

This Selling Agreement ("Agreement") is made effective as of the ____ day of ____________, ______, by and among Liberty Life Insurance Company, a South Carolina corporation ("Life Company"); JBS Investment Group, LLC, a North
Carolina        limited        liability        company         ("Distributor");
__________________________________________________            ("Broker/Dealer");
and,________________________________________________________________ ("Insurance
Agent").

RECITALS:

Pursuant to a distribution agreement with Distributor, Life Company has appointed Distributor as the principal underwriter of the variable annuity and variable life contracts identified in Schedule I to this Agreement and such other variable annuity contracts or variable life insurance contracts that may be added to Schedule I from time to time in accordance with Section II(F) of this Agreement. Such contracts together with any fixed annuity or non-variable life insurance contracts shown on Schedule III (if attached) shall be referred to herein as "Contract(s)."

The parties to this Agreement desire that Broker/Dealer and Insurance Agent be authorized to solicit applications for the sale of the Contracts to the general public subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

I. Additional Definitions

A) Affiliate - With respect to a person, any other person controlling, controlled by, or under common control with, such person.


B) Agent - An individual associated with Insurance Agent and Broker/Dealer who is appointed by Life Company as an agent for the purpose of soliciting applications.

C)   NASD - The National Association of Securities Dealers, Inc.

D)   1933 Act - The Securities Act of 1933, as amended.

E)   1934 Act - The Securities and Exchange Act of 1934, as amended.

F)   1940 Act - The Investment Company Act of 1940, as amended.

G) Premium - A payment made under a Contract to purchase benefits under such Contract.

H)   Prospectus  - With  respect  to each  Contract,  the  prospectus  for  such
     Contract included within the Registration Statement for such Contract; provided, however, that, if the most recently filed prospectus, filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which the Registration Statement became effective differs from the prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the most recently filed prospectus filed under Rule 497 from and after the date on which it shall have been filed.

I) Registration Statement - With respect to each Contract, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto with respect to such Contract, including financial statements included therein and all exhibits thereto. There may be more than one Registration Statement in effect at a time for a Contract; in such case, any reference to "the Registration Statement" for a Contract shall refer to any or all, depending on the context, of the Registration Statements for such Contract.

J)   SEC - The Securities and Exchange Commission.

K)   Service Center - Policy Service Office: Phone 1(800) 423-9398.

                  Mailing address for non-cash administrative mail:
                  Service Center, P.O. Box 19807 Greenville, SC 29602-9087
                  Mailing
                  Address for cash and paperwork with cash:
                  Service Center, P.O. Box 19806 Greenville, SC 29602-9086

II. Authorization of Broker/Dealer and Insurance Agent

A) Distributor hereby authorizes Broker/Dealer under the securities laws, and Life Company hereby authorizes and appoints Insurance Agent under the insurance laws, each in a non-exclusive capacity, to distribute the Contracts. Broker/Dealer and Insurance Agent accept such authorization and appointment and shall use their best efforts to find purchasers for the Contracts, in each case acceptable to Life Company.

B) Life Company shall notify Broker/Dealer and Insurance Agent in writing of all states and jurisdictions in which Life Company is licensed to sell the Contracts. Broker/Dealer and Insurance Agent acknowledge that no territory is exclusively assigned hereunder, and Life Company reserves the right in its sole discretion to establish or appoint one or more agencies in any jurisdiction in which Insurance Agent transacts business hereunder.

C) Insurance Agent is vested under this Agreement with power and authority to select and recommend individuals associated with Insurance Agent for appointment as Agents of Life Company, and only individuals so recommended by Insurance Agent shall become Agents, provided that Life Company reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

D) Neither Broker/Dealer nor Insurance Agent shall expend or contract for the expenditure of the funds of Life Company. Broker/Dealer and Insurance Agent each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Life Company and Distributor shall have agreed in advance in writing to share the cost of certain expenses. Initial and renewal state appointment fees for Insurance Agent and appointees of Insurance Agent as Agents of Life Company will be paid by Life Company according to the terms set forth in the rules and regulations as may be adopted by Life Company from time to time. Neither Broker/Dealer nor Insurance Agent shall possess or exercise any authority on behalf of Distributor or Life Company other than that expressly conferred on Broker/ Dealer or Insurance Agent by this Agreement. In particular, and without limiting the foregoing, neither Broker/Dealer nor Insurance Agent shall have any authority, nor shall either grant such authority to any Agent, on behalf of Distributor or Life Company: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premiums; or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to Life Company).

E) Broker/Dealer and Insurance Agent acknowledge that Life Company has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium.

F) Life Company, in its sole discretion, may amend Schedule I and/or Schedule III to this Agreement from time to time to include other Contracts or to delete Contracts from the Schedules.

G) Distributor and Life Company acknowledge that Broker/Dealer and Insurance Agent are each an independent contractor. Accordingly, Broker/Dealer and Insurance Agent are not obliged or expected to give full time to the performance of their obligations hereunder, nor are Broker/Dealer and Insurance Agent obliged or expected to represent Distributor or Life Company exclusively. Nothing herein contained shall be construed to cause Broker/Dealer, Insurance Agent, the Agents or any agents or representatives of Broker/Dealer or Insurance Agent to be employees of Distributor or Life Company in connection with any activity under this Agreement.

III. Licensing and Registration of Broker/Dealer, Insurance Agent and Agents

A) Broker/Dealer represents and warrants that it is a Broker/Dealer registered with the SEC under the 1934 Act, and is a member of the NASD in good standing. Broker/Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a Broker/Dealer under the 1934 Act and as required by applicable law, in each state or other jurisdiction in which Broker/Dealer intends to perform its functions and fulfill its obligations hereunder.

B) Insurance Agent represents and warrants that it is a licensed life insurance agent where required to solicit applications. Insurance Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which Insurance Agent intends to perform its functions and fulfill its obligations hereunder.

C) Broker/Dealer shall ensure that no individual shall offer or sell the Contracts on its behalf in any state or other jurisdiction, in which the Contracts may lawfully be sold, unless such individual is an associated person of Broker/Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act) and duly registered with the NASD and any applicable state securities regulatory authority as a registered person of Broker/Dealer qualified to distribute the Contracts in such state or jurisdiction. Broker/Dealer shall be solely responsible for the background investigations of the Agents to determine their qualifications and will provide Life Company upon request with copies of such investigations.

D) Insurance Agent shall ensure that no individual shall offer or sell the Contracts on behalf of Insurance Agent in any state or other jurisdiction unless such individual is duly affiliated as an agent of Insurance Agent, duly licensed and appointed as an agent of Life Company and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. Insurance Agent shall be responsible for investigating the character, work experience and background of any proposed agent prior to recommending appointment as agent of Life Company. Upon request, Life Company shall be provided with copies of such investigation. All matters concerning the licensing of any individuals recommended for appointment by Insurance Agent under any applicable state insurance law shall be a matter directly between Insurance Agent and such individual, and the Insurance Agent shall furnish Life Company with proof of proper licensing of such individual or other proof, reasonably acceptable to Life Company.

E) Broker/Dealer and Insurance Agent shall notify Distributor and Life Company immediately upon termination of an Agent's association with Broker/Dealer or Insurance Agent.

F) Without limiting any of the foregoing, Broker/Dealer and Insurance Agent represent that to the extent necessary they are in compliance with the terms and conditions of letters issued by the Staff of the SEC with respect to the non-registration as a broker/dealer of an insurance agency associated with a registered broker/dealer. Broker/Dealer and Insurance
     Agent shall notify Distributor immediately in writing if Broker/Dealer and/or Insurance Agent fail to comply with any such terms and conditions and shall take such measures as may be necessary to comply with any such terms and conditions.

IV. Broker/Dealer and Insurance Agent Compliance

A) Broker/Dealer and Insurance Agent hereby represent and warrant that they are duly in compliance with all applicable federal and state securities laws and regulations and all applicable insurance laws and regulations. Broker/Dealer and Insurance Agent each shall carry out their respective obligations under this Agreement in continued compliance with such laws and regulations. Broker/Dealer shall be responsible for securities and insurance training, suitability review, supervision and control of the Agents in connection with their solicitation activities with respect to the Contracts and shall supervise Agents' compliance with applicable federal and state securities law and NASD requirements in connection with such solicitation activities. Broker/Dealer and Insurance Agent shall comply, and shall ensure that Agents comply, with the rules and procedures established by Life Company from time to time, and the rules set forth below, and Broker/Dealer and Insurance Agent shall be solely responsible for such compliance.

B) Broker/Dealer, Insurance Agent and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts may not lawfully be sold or offered for sale.

C) Broker/Dealer, Insurance Agent and Agents shall not solicit applications for the Contracts without delivering the Prospectus for the Contracts, the then-currently effective prospectus(es) for the underlying fund(s) and, where required, the then-currently effective statement of additional information for the Contracts.

D) Broker/Dealer, Insurance Agent and Agents shall not recommend the purchase of a Contract to an applicant unless each has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance commission, the SEC and the NASD.

E) Insurance Agent shall return promptly to Life Company all receipts for delivered Contracts, all undelivered contracts and all receipts for cancellation, in accordance with the requirements established by Life Company and/or as required under state insurance law. Upon issuance of a Contract by Life Company and delivery of such Contract and related materials to Insurance Agent, Insurance Agent shall promptly deliver such Contract and related materials to its purchaser. For purposes of this provision "promptly" shall be deemed to mean not later than five calendar days. Life Company will assume that a Contract and related materials will be delivered by Insurance Agent to the purchaser of such Contract within five calendar days for purposes of limiting the Life Company's investment risk exposure in those states requiring a refund of purchase payment under such Contracts. As a result, if purchasers exercise the "free-look" provisions under such Contracts, Broker/Dealer hereby agrees to indemnify, defend and hold harmless Life Company for any loss incurred by Life Company that results from Insurance Agent's failure to deliver such Contracts to the purchasers within the contemplated five calendar day period.

F) In the event that Premiums are sent to Insurance Agent or Broker/Dealer, rather than to the Service Center, Insurance Agent and Broker/Dealer shall promptly (and in any event, not later than two business days) remit such Premiums to Life Company at the Service Center. Insurance Agent and Broker/Dealer acknowledge that if any Premium is held at any time by either of them, such Premium shall be held on behalf of the customer, and Insurance Agent or Broker/Dealer shall segregate such premium from their own funds and promptly (and in any event, within two business days) remit such Premium to Life Company. All such Premiums, whether by check, money order or wire, shall at all times be the property of Life Company. Insurance Agent and Broker/Dealer will comply with the instructions for remittance and other administrative process specified in Schedule II.

G) Neither Broker/Dealer nor Insurance Agent, nor any of their directors, partners, officers, employees, registered persons, associated persons, agents or affiliated persons, in connection with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, the underlying funds or fund Shares, other than information or representations contained in the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a fund prospectus, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied and approved in writing by Distributor and Life Company.

H) Broker/Dealer and Insurance Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents.

I) Broker/Dealer and Insurance Agent each represent that it maintains and shall maintain such books and records concerning the activities of the Agents as may be required by the SEC, the NASD and any appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Life Company. Broker/Dealer and Insurance Agent shall make such books and records available to Life Company upon written request.

J) Broker/Dealer and Insurance Agent shall promptly furnish to Life Company or its authorized agent any reports and information that Life Company may reasonably request for the purpose of meeting Life Company's reporting and record keeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations, and the rules of the NASD.

K) Broker/Dealer and Insurance Agent represent and warrant that they are and that they will remain in compliance with all applicable anti-money laundering laws and regulations, including but not limited to the requirements of USA PATRIOT ACT of 2001. Broker/Dealer and Insurance Agent further agree to fully cooperate and assist Life Company in implementing and carrying out its anti-money laundering program as applicable to the Broker/Dealer's and Insurance Agent's activities under this Agreement. Such cooperation and assistance shall include but not be limited to providing Life Company with requested customer information, reporting suspicious activities to Life Company, following customer identification procedures, providing the appropriate anti-money laundering training of agents and employees and providing Life Company with requested certification and information regarding such training.

L) Broker/Dealer shall secure and maintain a fidelity bond (including coverage for larceny and embezzlement), issued by a reputable bonding company, covering all of its directors, officers, agents and employees who have access to funds of Life Company. This bond shall be maintained at Broker/Dealer's expense in at least the amount prescribed by the NASD rules. Broker/Dealer shall upon request provide Distributor with a copy of said bond. Broker/Dealer shall also secure and maintain errors and omissions insurance acceptable to Distributor and covering Broker/Dealer, Insurance Agent and Agents. Broker/Dealer hereby assigns any proceeds received from a fidelity bonding company, errors and omissions or other liability coverage, to Distributor or Life Company as their interests may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Broker/Dealer shall promptly pay such amount on demand. Broker/Dealer hereby agrees to indemnify and holds harmless Distributor and/or Life Company from any such deficiency and from the costs of collection thereof, including reasonable attorneys' fees.

V. Sales Materials

A) During the term of this Agreement, Distributor and Life Company will provide Broker/Dealer and Insurance Agent, without charge, with as many copies of Prospectuses (and any supplements thereto), current fund prospectus(es) (and any supplements thereto), and applications for the Contracts, as Broker/Dealer or Insurance Agent may reasonably request. Upon termination of this Agreement, Broker/Dealer and Insurance Agent will promptly return to Distributor any Prospectuses, applications, fund prospectuses, and other materials and supplies furnished by Distributor or Life Company to Broker/Dealer or Insurance Agent or to the Agents.

B) During the term of this Agreement, Distributor will be responsible for approving all promotional, sales and advertising material to be used by Broker/Dealer and Insurance Agent. Distributor will file such materials or will cause such materials to be filed with the SEC, the NASD, and/or with any state securities regulatory authorities, as appropriate. Neither Broker/Dealer nor Insurance Agent shall use or authorize the use of any such materials without the prior written consent of Distributor and Life Company.

VI. Commissions

A)   During  the  term of this  Agreement,  Distributor  and  Life  Company,  as applicable, shall pay to Broker/Dealer or Insurance Agent, as applicable, commissions and fees set forth in Schedule I and/or Schedule III to this Agreement. The payment of such commissions and fees shall be subject to the terms and conditions of this Agreement and those set forth on Schedule I and/or Schedule III. Life Company may amend Schedule I and/or Schedule III, including the commissions and fees therein, at any time, in any manner and without prior notice. Any amendment to Schedule I and/or Schedule III will be applicable to any Contract for which any application or Premium is received by the Service Center on or after the effective date of such amendment. However, Life Company reserves the right to amend such Schedules with respect to subsequent premiums and renewal commissions. Compensation with respect to any Contract shall be paid to Broker/Dealer or Insurance Agent as applicable, only for so long as Insurance Agent is the agent-of-record and maintains compliance with applicable state insurance laws and only while this Agreement is in effect.

B) No compensation shall be payable, and Broker-Dealer and Insurance Agent agree to reimburse and indemnify Distributor and Life Company for any compensation that may have been paid to Broker-Dealer, Insurance Agent or any Agents in any of the following situations: (i) Life Company, in its sole discretion, determines not to issue the Contract applied for; (ii) Life Company refunds the premiums upon the applicant's surrender or withdrawal pursuant to any "free-look" privilege; (iii) Life Company refunds the premiums paid by applicant as a result of a complaint by applicant; (iv) Life Company determines that any person soliciting an application who is required to be licensed or any other person or entity receiving compensation for soliciting applications or premiums for the Contracts is not or was not duly licensed as an insurance agent; or (v) any other situation listed on Schedule I and/or Schedule III.

C) Agents shall have no interest in this Agreement or right to any commissions to be paid by Distributor or Life Company to Broker/Dealer or Insurance Agent. Broker/Dealer or Insurance Agent shall be responsible for the payment of any commission or consideration of any kind to Agents. Neither Broker/Dealer nor Insurance Agent shall have the right to withhold or deduct any commission from any Premiums which it may collect unless and only to the extent that the Schedules attached to this Agreement permit Broker/Dealer or Insurance Agent to net its commissions against Premiums collected. Neither Broker/Dealer nor Insurance Agent shall have any interest in any compensation paid by Life Company to Distributor or any affiliate, now or hereafter, in connection with the sale of any Contracts hereunder.

VII. Term and Termination

This Agreement may not be assigned without the prior written consent of the parties hereto except that the Distributor may assign this Agreement to another entity appropriately registered with the NASD upon receiving the written consent of Life Company and providing Broker/Dealer and Insurance Agent ten business days' advance written notice. This Agreement shall continue for an indefinite term, subject to the termination by any party hereto upon thirty days' advance written notice to the other parties, except that in the event Distributor or Broker/Dealer ceases to be a registered broker/dealer or a member of the NASD, or Insurance Agent ceases to be properly licensed, this Agreement shall immediately terminate. Upon its termination, all authorizations, rights and obligations under this Agreement shall cease, except those set forth in Sections VI, VIII, X, XIV, XV, XVII and XIX, which shall survive any such termination.

VIII. Complaints and Investigations

A) Distributor, Life Company, Broker/Dealer and Insurance Agent shall cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. In addition, Distributor, Life Company, Broker/Dealer and Insurance Agent shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Distributor, Life Company, Broker/Dealer, their Affiliates and their agents, to the extent that such investigation or proceeding is related to the Contracts marketed under this Agreement. Without limiting the foregoing:

1) Broker/Dealer and Insurance Agent will be notified promptly of any customer written complaint or notice received at the Service Center of any regulatory investigation or proceeding or judicial proceeding received by Distributor or Life Company with respect to Insurance Agent or any Agent which may affect the issuance of any Contract marketed under this Agreement.

2) Broker/Dealer and Insurance Agent will promptly notify Distributor and Life Company of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Broker/Dealer or Insurance Agent or their Affiliates with respect to themselves, their Affiliates, or any Agent in connection with any Contract marketed under this Agreement or any other similar activity in connection with any Contract.

3) In the case of a customer complaint, Distributor, Life Company, Broker/Dealer and Insurance Agent will cooperate in investigating such complaint and any response by Broker/Dealer or Insurance Agent to such complaint will be sent to Distributor and Life Company for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

IX.  Modification of Agreement

This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts and, except as specifically provided for under the terms of this Agreement, may not be modified in any way unless by written agreement signed by all of the parties to this Agreement.

X. Indemnification

A) Broker/Dealer and Insurance Agent, jointly and severally, shall indemnify and hold harmless Distributor and Life Company and each person who controls or is associated with Distributor or Life Company within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any reasonable amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any actual or alleged:

1) violation(s) by Broker/Dealer, Insurance Agent or an Agent of federal or state securities law or regulations, insurance law or regulation(s), or any rule or requirement of the NASD;

2)   unauthorized  use of sales or  advertising  material,  any oral or  written
     misrepresentations,   or  any  unlawful  sales  practices   concerning  the
     Contracts, by Broker/Dealer, Insurance Agent or an Agent;

3) claims by the Agents or other agents or representatives of Insurance Agent or Broker//Dealer for commissions or other compensation or remuneration of any type;

4) any failure on the part of Broker/Dealer, Insurance Agent, or an Agent to submit Premiums or applications to Life Company, or to submit the correct amount of a Premium, on a timely basis and in accordance with this Agreement;

5) any failure on the part of Broker/Dealer, Insurance Agent, or an Agent to deliver Contracts to purchasers thereof on a timely basis as set forth in
     Section IV (E) of this Agreement;

6) any negligent, reckless or intentional act or omission of Broker/Dealer, Insurance Agent and/or Agent; or

7) a breach by Broker/Dealer or Insurance Agent of any provision of this Agreement.

                  This indemnification will be in addition to any liability that Broker/Dealer and Insurance Agent may otherwise have.

B) Distributor and Life Company, jointly and severally, shall indemnify and hold harmless Broker/Dealer and Insurance Agent and each person who controls or is associated with Broker/Dealer or Insurance Agent within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any reasonable amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon a breach by Distributor or Life Company of any provision of this Agreement. This indemnification will be in addition to any liability that Distributor and Life Company may otherwise have.

C) After receipt by a party entitled to indemnification ("indemnified party") under this Section X of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section X ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this Section X, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged as a result of the failure to give such notice. The indemnifying party will be entitled to participate in the defense of the indemnified party but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such indemnified party in defending himself or itself. A successor by law of Distributor or Life Company, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section X.

XI. Rights, Remedies, etc. Are Cumulative

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, nor shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

XII.     Notices

All notices hereunder are to be made in writing and shall be given:

If to Distributor:                                            If to Life Company:
JBS Investment Group, LLC                                     Liberty Life Insurance Corporation
Attention:                                                    Attention:
Timothy J. Bain                                               Michael K. Deardorff
8320 University Executive Park Drive, Suite 110               Sr. Vice President-Variable & Fixed Products
Charlotte, NC 28262                                           P.O. Box 419458
                                                              Kansas City, MO 64141


(Provide both Broker/Dealer and Insurance Agent's legal name, key contact person's name, company address and corporate tax identification number. If they are the same entity, state that fact.)

If to Broker/Dealer:                                     If to Insurance Agent:
(Name) (Contact)

(Address)


(TIN)


Or notices may be provided to such other address as a party to this Agreement may hereafter specify in writing. Each such notice to a party shall be either hand delivered, transmitted by registered or certified United States mail with return receipt requested or by express courier, and shall be effective upon delivery.

XIII.    Interpretation, Jurisdiction, etc.

This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the State of Missouri without giving effect to principles of conflict of laws.


XIV.     Arbitration

Except as set forth in Section XVII hereof, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This Agreement shall be governed by the laws of the state of Missouri.

XV.      Setoffs and Chargebacks

Broker/Dealer and Insurance Agent hereby authorize Distributor and Life Company to set off from all amounts otherwise payable to Broker/Dealer and Insurance Agent all liabilities of Broker/Dealer, Insurance Agent or Agent. Broker/Dealer and Insurance Agent shall be jointly and severally liable for the payment of all monies due to Distributor and/or Life Company that may arise out of this Agreement or any other agreement between Broker/Dealer, Insurance Agent and Distributor or Life Company including, but not limited to, any liability for any chargebacks or for any amounts advanced by or otherwise due Distributor or Life Company hereunder. All such amounts shall be paid to the Distributor and Life Company within thirty days of written request therefore. Distributor and Life Company do not waive any of its other rights to pursue collection of any indebtedness owed by Broker/Dealer or Insurance Agent or its Agents to Distributor or Life Company. In the event Distributor or Life Company initiates legal action to collect any indebtedness of Broker/Dealer, Insurance Agent or its Agents, Broker/Dealer and Insurance Agent shall reimburse Distributor and Life Company for reasonable attorney fees and expenses in connection therewith.

XVI.     Disclosure of Relationship and Compensation

If and as required by applicable law, Broker/Dealer and Insurance Agent shall disclose in writing to each applicant for a Life Company product, Broker/Dealer and Insurance Agent's relationship with Life Company and the compensation, and anything of value, Broker/Dealer, Insurance Agent and any Agent receive from Life Company for the services performed under this or any other agreement. Life Company reserves the right to disclose to purchasers of Life Company products, and potential purchasers of such products, details regarding compensation, and anything of value, it, and any Life Company affiliate, may pay to Broker/Dealer, Insurance Agent and any Agent, or any of their respective affiliates, under this or any other agreement.

XVII.    Non Interference

Broker/Dealer and Insurance Agent agree that together or separately, they shall not directly or indirectly (i) induce or urge any Contract owner to lapse, surrender or otherwise terminate any Contract or induce or urge any broker/dealer, insurance agent or agent to terminate any relationship with the Life Company. In the event this provision is violated and without limitation of Life Company's other remedies, all rights to compensation under this Agreement will cease immediately and Broker/Dealer and Insurance Agent will be liable for any damages incurred by Life Company. Broker/Dealer and Insurance Agent agree that money damages for breach of this provision will be inadequate and the Life Company is entitled to seek injunctive relief to prevent further breaches hereof. Life Company may seek that injunctive relief, coupled with any claim by Life Company for damages, in any state or federal district court in South Carolina, and Broker/Dealer and Insurance Agent agree that those courts have personal jurisdiction over Broker/Dealer and Insurance Agent for the purpose of any such action. Any claim for injunctive relief and damages pursuant to this paragraph shall not be subject to the Arbitration provision of this Contract.

XVIII.   Headings

The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

XIX.     Counterparts

This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

XVIII.   Severability

This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been part hereof.

XIX.    Confidential Information and Privacy

A) Confidentiality Defined. For purposes of this Agreement, "Confidential Information" means any information, in whatever format, that is of value to the Life Company and/or Distributor and not generally known to its competitors, including but not limited to names of current or potential customers, confidential financial and accounting information, business methods and procedures, business plans, marketing plans and strategies, product and rate information, policy records, personnel records, training and operational manuals, any information concerning a customer of the Life Company that is deemed "nonpublic personal information" as defined under Title V of the Gramm-Leach-Bliley Act, codified as 15 U.S.C. ss. 6801 et seq., and its implementing regulations as may be amended from time to time ("GLB"), information that is considered protected health information under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and any other information designated by the Life Company as confidential. Confidential Information excludes (i) information that is in the public domain without a breach of this Agreement and without reliance on the Confidential Information and (ii) information a party obtains from a third party provided it is obtained without breach of this Agreement and was disclosed by the third party without a violation of an independent obligation of confidentiality or applicable law of which the Broker/Dealer or Insurance Agent is aware.

     B) Duties, Rights. The Broker/Dealer and Insurance Agent shall (i) use Confidential Information only for the purposes set forth in this Agreement; (ii) ensure that access to and use of Confidential Information is consistent with the Life Company Privacy Code as Life Company will provide upon request and the applicable provisions of federal and state privacy laws and related regulations; (iii) not disclose any Confidential Information to any third party or to any of the Broker/Dealer's or Insurance Agent's employees or subagents except those who need to know it to enable the Broker/Dealer or Insurance Agent to provide the services under this Agreement, provided that the Broker/Dealer and Insurance Agent shall take all reasonable measures (including binding such persons to confidentiality standards at least as stringent as this Section XIX) to ensure that Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such persons; and (iv) return to Life Company or destroy (at Life Company's option) all Confidential Information in the Broker/Dealer or Insurance Agent's possession or under the Broker/Dealer or Insurance Agent's control when it is no longer required for the purposes of this Agreement, and confirm to the Life Company in writing that it has done so. The Broker/Dealer and Insurance Agent each confirms that he/she has no obligation or contractual relationship that would require the sharing of Confidential Information with any other party, other than those that are necessary to perform the services under this Agreement. The Broker/Dealer and Insurance Agent will allow Life Company or its regulators or its authorized representatives access to the
          Broker/Dealer and Insurance Agent's respective premises at all reasonable times so that Life Company may satisfy itself that the Broker/Dealer and Insurance Agent are each complying with this Section XIX and any applicable laws or regulations that apply to the
          Confidential Information, including its sharing or use. The Broker/Dealer and Insurance Agent each acknowledges that all such Confidential Information is owned solely by Life Company or its customers and shall remain the exclusive property of Life Company and its customers, and constitutes valuable trade secrets. In no event shall the Broker/Dealer and Insurance Agent be deemed to have acquired any right or interest by license or otherwise in or to the Confidential Information.

     C) Remedies. The Broker/Dealer and Insurance Agent each acknowledges that any breach or threatened breach of this Section XIX may result in "irreparable harm," an injury for which there is no adequate remedy at law, and Life Company may move for any and all appropriate equitable relief including preliminary and permanent injunctions in any court of competent jurisdiction to prevent such breach or threatened breach. The Broker/Dealer and Insurance Agent each agrees that any such injunctive relief is in addition to all other available remedies, and does not preclude Life Company from seeking other available remedies. When moving for injunctive relief, Life Company shall not be required to post bond or, if required to post bond by court order or other operation of law, shall only be required to post the minimum or nominal bond permitted.

     D) Compelled Disclosure. The Broker/Dealer and Insurance Agent shall each be entitled to disclose Confidential Information to the extent that it becomes compelled to do so pursuant to court or administrative order, legal process, law, or regulation; provided, however, that before disclosure and not more than three (3) business days from the receipt of the order or legal process or the Broker/Dealer's or Insurance Agent's decision that a law or regulation compels the disclosure, it shall notify Life Company of the compelled disclosure and shall cooperate with Life Company in seeking a confidentiality agreement, protective order, or other protection of the confidentiality of the Confidential Information.

     E)   Unauthorized  Acts. The  Broker/Dealer and Insurance Agent each shall:
          (i) notify Life Company promptly of any material, unauthorized possession, use or knowledge, or attempt thereof, of the Confidential Information by any person or entity which may become known to it; (ii) promptly furnish to Life Company full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist Life Company in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information; (iii) use reasonable efforts to cooperate with Life Company in any litigation and investigation against third parties deemed necessary by Life Company to protect its proprietary rights; and (iv) promptly use all reasonable efforts to prevent a reoccurrence of any such unauthorized possession, use or knowledge of Confidential Information. The Broker/Dealer and Insurance Agent shall each bear the cost it incurs as a result of compliance with this
          Section XIX. E).



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.


LIBERTY LIFE INSURANCE COMPANY                               [Broker/Dealer]

By:      ____________________________________                By:      ____________________________________

Name:    ____________________________________                Name:    ____________________________________

Title:   ____________________________________                Title:   ____________________________________

 JBS INVESTMENT GROUP, LLC                                   [Insurance Agent]

By:      ____________________________________                By:      ____________________________________

Name:    ____________________________________                Name:    ____________________________________

Title:   ____________________________________                Title:   ____________________________________



SCHEDULE I

Variable Product Listing and Compensation

SCHEDULE II

Operational Requirements

SCHEDULE III (if attached)

Fixed Product Listing and Compensation